Contact: Patrick Suehnholz
     Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.45 AND FULL YEAR EARNINGS PER SHARE OF $1.42

•	Quarterly revenues of $89.1 million, up 33% from prior year fourth quarter

•	Annual revenues of $352.0 million, up 47% from prior year

•	Compensation ratio of 56% for the fourth quarter, 55% for the full year

•	Operating profit margin of 24% for the fourth quarter, 23% for the full year, which was negatively impacted by a non-recurring charge of $4.5 million related to the Cogent acquisition earnout

•
Quarterly and annual diluted earnings per share were impacted by tax charges for restricted stock awards and certain adjustments related to the Tax Cuts and Jobs Act; excluding those charges diluted EPS would have been $0.48 and $1.61 for the fourth quarter and full year, respectively

•
Repurchased 686,838 shares of our common stock during the quarter at an average price of $25.34 per share; for the full year repurchased 7.5 million shares through open market transactions and tender offers at an average price of $24.89 per share

•
Under our repurchase plan announced in September 2017, through December 31, 2018, we have repurchased through open market transactions and tender offers 11.3 million shares of our common stock, or 89% of the amount targeted, at an average price of $22.39 per share

NEW YORK, January 30, 2019 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $352.0 million, net income of $39.2 million and diluted earnings per share of $1.42 for the year ended December 31, 2018.

The Firm's 2018 revenues compare to revenues of $239.2 million for 2017, which represents an increase of $112.8 million, or 47%. The Firm's 2018 net income of $39.2 million and diluted earnings per share of $1.42 compared to a net loss of $26.7 million and diluted loss per share of $0.83 for 2017.

The Firm’s fourth quarter total revenues were $89.1 million compared to total revenues of $66.9 million for the same period in 2017, representing an increase of $22.2 million, or 33%. The Firm’s fourth quarter net income of $11.1 million compared to a net loss of $26.2 million for the fourth quarter of 2017. Diluted earnings per share of $0.45 for the fourth quarter of 2018 compared to a loss per share of $0.85 for the fourth quarter of 2017.

The Firm's fourth quarter and full year 2018 earnings were negatively impacted by tax charges of $0.4 million and $4.7 million, respectively, for the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. In addition, the Firm's fourth quarter earnings were impacted by a non-recurring charge of $0.5 million related to recent guidance pertaining to the Tax Cuts and Jobs Act signed into law in December 2017. Excluding these charges, the Firm's fourth quarter and full year 2018 net income would have been $12.0 million and $44.4 million and diluted earnings per share would have been $0.48 and $1.61, respectively.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

"We produced a strong fourth quarter, our fourth consecutive quarter with a nearly identical level of revenue generation. For the year, our revenue was up 47%, far exceeding all market expectations at the beginning of the year. Our revenue was generated from sources reflecting broad diversity by region, industry sector and type of advice. And our strong revenue performance resulted in a number of annual records: highest ever total fee paying clients, $1 million or greater clients, corporate advisory transaction announcements, capital advisory number of transactions and volume, Canadian revenue, European revenue (in local currency terms) and global advisory revenue (in local currency terms). Given the successful year in revenue terms, our cost ratios returned to their historic ranges. We also benefited from a reduced tax rate relative to our historic range as a result of the change in the U.S. corporate tax rate," Robert F. Greenhill, Chairman, said.

"Our 2018 results demonstrated the strength of our team and of our client franchise in numerous regions and businesses. We added a lot of senior talent to our team in 2018, and going forward will look to continue to increase the size of our team and the scale and diversity of our revenue sources. The benefits of our strong performance were amplified by the successful execution of the recapitalization plan we announced in September 2017. We have nearly completed the execution of that plan, resulting in a significantly reduced share count. The patient and opportunistic manner in which we executed that plan has allowed us to stay well below the level of net leverage we originally contemplated. Going forward, we expect to complete our recapitalization plan, and thereafter plan for further opportunistic repurchases, along with dividend increases, as our leverage declines," Scott L. Bok, Chief Executive Officer, commented.

Revenues
Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2018 and 2017, respectively:

	For the Three Months Ended
	December 31, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$88.4	99%	$66.2	99%
Investment revenues	0.7	1%	0.7	1%
Total revenues	$89.1	100%	$66.9	100%

	For the Year Ended
	December 31, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$349.8	99%	$238.0	100%
Investment revenues	2.2	1%	1.2	—%
Total revenues	$352.0	100%	$239.2	100%

Summarized below are our historical advisory revenues by client location and industry for each of the prior five year periods ended December 31, 2018.

Historical Advisory Revenues by Client Location

	For the Year Ended December 31,
	2018	2017	2016	2015	2014
North America	56%	73%	57%	58%	59%
Europe	32%	17%	30%	23%	30%
Rest of World	12%	10%	13%	19%	11%

Historical Advisory Revenues by Industry

	For the Year Ended December 31,
	2018	2017	2016	2015	2014
Consumer Goods & Retail	26%	9%	10%	4%	16%
Energy & Utilities	3%	10%	6%	5%	7%
Financial Services & Real Estate	8%	5%	13%	10%	13%
General Industrial & Other	25%	24%	24%	39%	25%
Healthcare	8%	9%	16%	12%	15%
Technology, Communications & Media	11%	13%	16%	9%	13%
Capital Advisory (Fund Placement)	19%	30%	15%	21%	11%

Advisory Revenues

Full Year

For the year ended December 31, 2018, advisory revenues were $349.8 million compared to $238.0 million in 2017, an increase of $111.8 million, or 47%. The increase in our 2018 advisory revenues,

as compared to 2017, resulted from a significant increase in the number and scale of both merger and acquisition transaction completion fees and transaction announcement fees, and an increase in retainer fees, partially offset by declines in capital advisory fees and financing and restructuring fees. At the same time, the number of worldwide completed M&A transactions in 2018 decreased by 3% as compared to 2017, while the volume of completed transactions (reflecting the sum of all transaction sizes) increased by 17%. The number of announced M&A transactions globally decreased by 4% as compared to 2017, while the volume of announced transactions also increased by 17%.1

In 2018, we advised on transactions for the first time for such leading companies around the world as Allegion (Australia) Pty Ltd; Blue Sky Alternative Investments Limited; Canada Development Investment Corporation; Canopy Growth Corporation; Durr AG; Empire Company Limited; Kidman Resources Limited; LG Chem Ltd; Osaka Gas USA Corporation; Park Electrochemical Corp.; Terabyte S.a.r.l. (IslaLink); Primal Nutrition, LLC; Total System Services, Inc. (TSYS); Wal-Mart Stores, Inc.; Wave Computing, Inc.; and Welbilt Inc.

In 2018, we also advised on new transactions for historic clients in all major markets including Anixter International Inc.; The British United Provident Association Limited (BUPA); Capvis; Danone SA; Emerson Electric Co.; GlaxoSmithKline Services Unlimited; Greencore Group plc; Inchcape plc; International Flavors & Fragrances, Inc.; Ladbrokes Coral Group plc; MANN+HUMMEL GmbH; McDermott International, Inc.; TAL Dai-ichi Life Australia Pty Limited (TAL); Tesco PLC; and WH Smith Retail Holdings Limited.

By geographic region in 2018, North America, where we generated 56% of our revenues, remained our largest contributor. Revenue from North America increased year over year on an absolute dollar basis, and returned to its historic range of contribution as a percent of total revenues as a result of stronger performance in Europe in 2018 as compared to 2017. In Europe, we derived 32% of our revenues, and our absolute revenues more than doubled from 2017. In the rest of the world, we generated 12% of our revenues, reflecting an increase in both the percentage and absolute dollar amount of total revenues, principally due to a significant increase in Australian activity.

By industry sector in 2018, significantly stronger revenue performance in the consumer goods & retail and general industrial sectors was partially offset by a decline in revenues generated in the energy & utilities sector. In 2018, we generated 19% of our advisory revenues from our capital advisory business, down from 30% in 2017, due to the significant increase in our overall revenues for the year. On an absolute basis, our secondary capital advisory revenues increased year over year to a record level, although our total capital advisory revenues declined modestly due to the absence of primary capital advisory fees as a result of our exit from that business in early 2018.

We earned advisory revenues from 272 different clients in 2018, an increase of 38% compared to 197 in 2017. Of this group of clients, 36% were new to the Firm in 2018. We earned $1 million or more from 82 clients in 2018, up 41% compared to 58 in 2017. The ten largest fee-paying clients contributed 34% of our total revenues in 2018 and 39% in 2017. There was no single client in 2018 or 2017 that represented greater than 10% of our revenues.

1 Source: Thomson Financial as of January 29, 2019. Number of transactions refers to those greater than $100,000.

Fourth Quarter

Advisory revenues were $88.4 million in the fourth quarter of 2018 compared to $66.2 million in the fourth quarter of 2017, an increase of 34%. The increase in our advisory revenues in the fourth quarter of 2018, as compared to the same period in 2017, principally resulted from significant increases in the number and scale of both merger and acquisition transaction completion fees and transaction announcement fees, partially offset by a slight decline in capital advisory fees.

During the fourth quarter of 2018, the Firm announced that Dacre Barrett-Lennard (most recently a Managing Director at Rothschild & Co) will join the Firm in London as a Managing Director and Co-Head of EMEA Financing Advisory and Restructuring, that Jonathan Dann (most recently Head of Telecoms and Communications Infrastructure research at RBC) will join the Firm in London as a Managing Director focused on the telecom and communication infrastructure sector, and that Naeem Merchant (most recently a Managing Director at Credit Suisse) will join the Firm in New York as a Managing Director and a member of the healthcare team focused on the global pharmaceutical and pharma services sectors.

Also in January 2019, as part of our annual evaluation and promotion process, the Firm named two new client facing Managing Directors: Jeet Benipal (Houston - Corporate Advisory - Energy) and Vinod Chandiramani (New York - Restructuring). With these promotions and including all Managing Directors whose recruitment we have announced to date, the Firm currently has 76 client-facing Managing Directors.

Expenses

Operating Expenses

Full Year

For the year ended December 31, 2018, total operating expenses were $271.1 million compared to $232.3 million in 2017. The increase of $38.8 million, or 17%, principally resulted from an increase in our compensation and benefits expenses as described in more detail below. Our operating profit margin was 23% for the year ended December 31, 2018 as compared to 3% for 2017.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2018 were $67.5 million compared to $63.9 million for the fourth quarter of 2017. The increase in total operating expenses of $3.6 million, or 6%, resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in non-compensation expenses, as described in more detail below. Our operating profit margin was 24% for the fourth quarter of 2018 as compared to 4% for the same period in 2017.

The following table sets forth information relating to our operating expenses. As a result of the adoption of the new revenue recognition guidance, beginning in 2018 reimbursed client expenses are reported as a component of advisory revenues and are no longer netted against operating expenses. For 2017, operating expenses are reported net of reimbursed client expenses.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	(in millions, unaudited)
Employee compensation and benefits expenses	$50.1	$40.1	$195.2	$160.2
% of revenues	56%	60%	55%	67%
Non-compensation operating expenses	17.3	23.8	75.9	72.1
% of revenues	19%	36%	22%	30%
Total operating expenses	67.5	63.9	271.1	232.3
% of revenues	76%	96%	77%	97%
Total operating income	21.7	2.9	80.9	6.9
Operating profit margin	24%	4%	23%	3%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2018, our employee compensation and benefits expenses were $195.2 million, which reflected a 55% ratio of compensation to revenues. This amount compared to $160.2 million for the same period in the prior year, which reflected a 67% ratio of compensation to revenues. During 2018 as compared to 2017, we incurred slightly less base compensation and amortization of deferred compensation awards, and the increase in expense of $35.0 million, or 22%, was principally attributable to higher year-end incentive compensation for our employees, rewarding individual performances that resulted in our aggregate outcome of significantly higher revenues in 2018.

The decrease in the ratio of compensation to revenues for 2018 as compared to 2017 was a function of the increased level of revenues during the year and returns our compensation ratio to within its historic range.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2018 were $50.1 million, which reflected a 56% ratio of compensation expenses to revenues. This amount compared to $40.1 million for the fourth quarter of 2017, which reflected a 60% ratio of compensation expenses to revenues. The increase of $10.0 million, or 25%, was principally attributable to a higher year-end bonus accrual in line with significantly higher revenues in the fourth quarter of 2018 as compared to the prior period.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Full Year

For the year ended December 31, 2018, our non-compensation expenses of $75.9 million compared to $72.1 million in 2017, representing an increase of $3.8 million, or 5%. The increase in non-compensation expenses principally resulted from the inclusion in revenue (rather than as an offset to expenses) of reimbursable client expenses for 2018, in accordance with the new revenue standard, and a charge of $4.5 million in 2018 versus a benefit of $1.3 million in 2017 related to the likelihood that our secondary capital advisory business would achieve revenue sufficient to trigger the payment of the Cogent earnout.

Excluding reimbursable client expenses in 2018 and the remeasurement of the Cogent earnout in both periods, non-compensation operating expenses, presented on a comparable basis, would have been $64.4 million for 2018 as compared to $73.4 million for 2017. This decrease of $9.0 million principally related to the absence of foreign exchange gains/losses related to the financing of our foreign investments in 2018 as compared to a loss of $3.3 million in 2017, lower travel expenses and a reduction in non-reimbursable professional fees, offset in part by slightly higher occupancy costs.

Non-compensation expenses as a percentage of revenues for 2018 were 22% compared to 30% for 2017. The decrease in non-compensation expenses as a percentage of revenues principally resulted from the effect of spreading slightly higher non-compensation costs over significantly higher revenues in 2018 as compared to 2017.

Fourth Quarter

Our non-compensation expenses were $17.3 million in the fourth quarter of 2018 compared to $23.8 million in the same period in 2017, representing a decrease of $6.5 million, or 27%. The decrease in non-compensation expenses principally resulted from a charge of $0.5 million in the fourth quarter of 2018 as compared to a charge of $4.3 million in the fourth quarter of 2017 related to the remeasurement of the Cogent earnout, a foreign exchange benefit of $1.1 million in the fourth quarter of 2018 as compared to a foreign exchange loss of $0.9 million in the same period in 2017, and lower costs for travel and professional fees.

Non-compensation expenses as a percentage of revenues for the fourth quarter of 2018 were 19% compared to 36% for the same period in 2017. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading significantly lower non-compensation costs over significantly higher revenues in the fourth quarter of 2018 as compared to the same period in 2017.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the impact of currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation expenses in future periods.

Interest Expense

Full Year

For the year ended December 31, 2018, we incurred interest expense of $22.4 million as compared to $7.2 million for the same period in 2017. The increase in interest expense during 2018 relates to borrowings under our new secured term loan facility, which was drawn down in October 2017 as part of the recapitalization plan we announced in September 2017.

Fourth Quarter

Interest expense was $5.9 million for the fourth quarter of 2018 as compared to $4.7 million for the fourth quarter of 2017. The increase in interest expense is principally a result of the new secured term loan facility being outstanding for the entire fourth quarter of 2018 as compared to a partial quarter in the same period of 2017 and to a lesser extent, related to an increase in our variable borrowing rate due to market rate increases, offset by a decrease in the average outstanding loan amount due to quarterly principal repayments.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. Further, we are required under the term loan facility to make quarterly amortization payments and, in certain circumstances, beginning in 2019 an annual prepayment based on a calculation of our excess cash flow.

Provision for Income Taxes

Full Year

For the year ended December 31, 2018, the provision for income taxes was $19.2 million, reflecting an effective rate of 33%, as compared to a provision for income taxes for the year ended December 31, 2017 of $26.4 million. A comparison of our tax provision for the year ended December 31, 2018 to 2017 is not meaningful primarily due to the recording in the fourth quarter of 2017 of a substantial tax charge as a result of the enactment of the “Tax Cuts and Jobs Act” (the “Tax Act”), which was signed into law on December 22, 2017. While the Tax Act reduced the U.S. corporate income tax rate beginning in 2018 from 35% to 21%, at the time the tax legislation was enacted we were required to revalue our deferred tax assets and deferred tax liabilities and we recorded a $15.4 million charge to account for the future impact of lower corporate income tax rates on these deferred amounts. In addition, the provision for income taxes for 2017 was based on a nominal pre-tax loss for the year and was adversely impacted by a number of other factors.

The provision for income taxes for 2018 reflects a higher rate than we expect in future periods and was negatively impacted by a charge of $4.7 million related to the tax effect of restricted stock unit awards vesting at a value less than the grant price and a non-recurring charge of $0.5 million for certain expenses which are non-deductible based on recent guidance pertaining to the Tax Act.

Excluding these charges, the provision for income taxes for the year ended December 31, 2018 would have been $14.0 million, reflecting an effective tax rate of 24%.

Fourth Quarter

For the fourth quarter of 2018, the provision for income taxes was $4.7 million, reflecting an effective rate of 30%, as compared to a provision for income taxes in the fourth quarter of 2017 of $24.5 million. Our effective tax rate for the fourth quarter of 2018 was also impacted by a tax charge related to the vesting of restricted stock awards and without that charge and certain other one-time adjustments related to the Tax Act would have been comparable to our adjusted annual effective tax rate of 24%. The decrease in the provision for income taxes in the fourth quarter of 2018 of $19.8 million, as compared to the same period in 2017, principally resulted from the absence of non-recurring adjustments related to the Tax Act and other tax adjustments recorded in 2017 as discussed above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2018, we had cash and cash equivalents of $156.4 million and term loan debt with a principal balance of $328.1 million. Our net debt balance was $171.7 million. We made mandatory principal installment repayments on the term debt of $4.4 million in the first three quarters of 2018 and of $8.8 million in the fourth quarter of 2018.

In October 2017, we commenced our plan to repurchase up to $285.0 million of our common stock. During the fourth quarter of 2018, we repurchased under our plan 686,838 shares of our common stock at an average price of $25.34 per share, for a total cost of $17.4 million. During the year ended December 31, 2018, we repurchased 7,497,635 shares of our common stock at an average price of $24.89 per share, for a total cost of $186.6 million.

In addition, during the fourth quarter of 2018, we repurchased 4,709 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $22.89 per share, for a total cost of $0.1 million. During the year ended December 31, 2018, we repurchased 433,507 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $20.00 per share, for a total cost of $8.7 million.

As of December 31, 2018, we have repurchased under our recapitalization plan 11,275,183 shares of our common stock at an average price of $22.39 per share for a total cost of $252.4 million and had $32.6 million remaining and authorized under our repurchase program. We intend to continue to implement our repurchase plan through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on March 20, 2019 to common stockholders of record on March 6, 2019.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the fourth quarter and fiscal year and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, January 30, 2019, accessible via telephone and the internet.  Scott L. Bok, Chief Executive Officer will review the Firm’s fourth quarter and full year 2018 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 1371600. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 10127926.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, "likely", “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2017 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Revenues
Advisory revenues	$88,485	$66,179	$349,800	$237,997
Investment revenues	658	713	2,185	1,185
Total revenues	89,143	66,892	351,985	239,182
Operating Expenses
Employee compensation and benefits	50,140	40,130	195,195	160,201
Occupancy and equipment rental	5,563	5,415	21,933	20,713
Depreciation and amortization	701	791	2,870	3,114
Information services	2,549	2,436	9,898	9,529
Professional fees	2,653	2,724	10,465	8,212
Travel related expenses	3,247	3,440	13,483	13,142
Other operating expenses	2,618	9,009	17,273	17,371
Total operating expenses	67,471	63,945	271,117	232,282
Total operating income	21,672	2,947	80,868	6,900
Interest expense	5,887	4,717	22,438	7,198
Income (loss) before taxes	15,785	(1,770)	58,430	(298)
Provision for taxes	4,661	24,468	19,208	26,353
Net income (loss)	$11,124	$(26,238)	$39,222	$(26,651)

Average shares outstanding:
Basic	24,176,620	30,874,491	26,813,285	32,074,894
Diluted	24,958,482	30,874,491	27,637,720	32,074,894
Earnings (loss) per share:
Basic	$0.46	$(0.85)	$1.46	$(0.83)
Diluted	$0.45	$(0.85)	$1.42	$(0.83)